Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

March 18, 2014

Chrysler Group LLC,

CG Co-Issuer Inc.

1000 Chrysler Drive,

Auburn Hills, Michigan 48326.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i)(a) $1,375,000,000 principal amount of 8% Secured Senior Notes due 2019 (the “2019 Notes”) of Chrysler Group LLC, a Delaware limited liability company (the “Company”), and CG Co-Issuer Inc., a Delaware corporation (together with the Company, the “Issuers”), to be issued in exchange for the Issuers’ outstanding 8% Secured Senior Notes due 2019 (“Old 2019 Notes”), pursuant to the Indenture, dated as of May 24, 2011, as supplemented by the First Supplemental Indenture, dated as of February 2, 2012, and the Second Supplemental Indenture, dated as of April 5, 2013, (as supplemented, the “Indenture”), among the Issuers, the subsidiaries of the Company party thereto (collectively, the “Guarantors”), Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, as trustee (the “Trustee”), and Citibank, N.A., as paying agent, registrar, collateral agent and authenticating agent (the “Authenticating Agent”), and (b) $1,380,000,000 principal amount of 8 1⁄4% Secured Senior Notes due 2021 (the “2021 Notes,” and together with the 2019 Notes, the “Notes”) of the Issuers, to be issued in exchange for the Issuers’ outstanding 8 1⁄4% Secured Senior Notes due 2021 (“Old 2021 Notes”), pursuant to the Indenture, and (ii) the Guarantees (the “Guarantees”) of each of the Guarantors of the Issuers’ obligations under the Notes and the Indenture, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that when (i) the Registration Statement on Form S-4 relating to the Notes and the Guarantees (the “Registration Statement”) has become effective under the Act and (ii) the Notes and the Guarantees have been duly executed and authenticated in accordance with the Indenture and issued and delivered in exchange for the Old 2019 Notes and Old 2021 Notes as contemplated by the Registration Statement, the Notes and the Guarantees will constitute valid and legally binding obligations of the Issuers and the Guarantors, respectively, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law and the Limited Liability Company Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Issuers and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and the Authenticating Agent thereunder, that the Notes conform to the specimen examined by us, that the Authenticating Agent’s certificate of authentication of the Notes has been manually signed by one of the Authenticating Agent’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Notes” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP